Exhibit 99.1

EQT Reports Second Quarter 2018 Results

Board authorizes $500 million share repurchase program

PITTSBURGH--(BUSINESS WIRE)--July 26, 2018--EQT Corporation (NYSE: EQT) today announced financial and operational performance results for the second quarter 2018.

Highlights:

  Increase of 116% in net cash provided by operating activities
  Increase of 128% in adjusted operating cash flow
  Decrease of 20% in Production’s per unit cash operating costs
  Approved a 19.9% retention of SpinCo stock
  Authorized a $500 million stock buyback program
  Completed midstream streamlining transactions
  Announced and completed the sale of Huron assets
  Completed sale of Permian assets
Financial Results	Three Months Ended
	June 30,
($ millions, except EPS)	2018	2017	Difference
Net income attributable to EQT	$17.8	$41.1	$(23.3)
Adjusted net income attributable to EQT (a non-GAAP measure)	$116.3	$11.4	$104.9
Diluted earnings per share (EPS)	$0.07	$0.24	$(0.17)
Adjusted EPS (a non-GAAP measure)	$0.44	$0.07	$0.37
Net cash provided by operating activities	$636.7	$294.2	$342.5
Adjusted operating cash flow attributable to EQT (a non-GAAP measure)	$526.1	$230.5	$295.6

Net income attributable to EQT for the second quarter 2018 decreased due to higher operating costs, including impairments of long-lived assets and leases, transaction-related expenses, higher interest expense, and losses on derivatives not designated as hedges – all of which more-than-offset higher revenue that resulted from an 83% sales volume increase, lower corporate income taxes, and higher pipeline, water, and net marketing services revenue. Net cash provided by operating activities was higher as a result of an increase in revenues, partly offset by an increase in cash operating costs.

Adjusted net income attributable to EQT, which excludes non-cash derivatives, asset and lease impairments, and transaction-related expenses, increased $104.9 million for the second quarter 2018. Adjusted operating cash flow attributable to EQT, which includes transaction-related expenses and excludes the non-controlling interests in EQT Midstream Partners, LP (EQM) and Rice Midstream Partners LP (RMP), increased 128%.

The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to the most comparable GAAP financial measure, as well as important disclosures regarding certain projected non-GAAP financial measures.

RESULTS BY BUSINESS

EQT PRODUCTION
Financial Results	Three Months Ended
	June 30,
($ millions, except average realized price)	2018	2017	Difference
Sales volume (Bcfe)	362.5	198.1	164.4
Pipeline and net marketing services	$13.2	$8.1	$5.1
Operating revenue	$950.6	$631.1	$319.5
Adjusted operating revenue (a non-GAAP measure)	$1,017.1	$566.1	$451.0
Operating expenses	$1,030.5	$578.2	$452.3
Operating (loss) income	$(79.8)	$52.9	$(132.7)
Adjusted operating income (loss) (a non-GAAP measure)	$137.4	$(1.8)	$139.2
Average realized price ($/Mcfe)	$2.81	$2.86	$(0.05)

The $132.7 million decrease in operating income in the quarter was primarily due to higher operating expenses, which included an impairment charge of $118.1 million associated with non-core production assets and retained pipeline assets in the Huron and Permian plays; a loss on derivatives not designated as hedges in the current quarter; and a lower average realized price, partially offset by revenue from increased sales volume of produced natural gas. The increase in sales of natural gas, oil, and NGLs was primarily a result of the acquisition of Rice Energy Inc. (Rice).

The decrease in the average realized price for the quarter was primarily due to a decrease in the average NYMEX natural gas price, partly offset by an improvement in the average natural gas differential and higher liquids prices.

Operating expenses for the quarter were $452.3 million higher than the same period last year. In addition to the impairment, depreciation and depletion expense increased $155.6 million; gathering expense increased $83.8 million; and transmission expense increased $70.9 million; primarily due to increased produced volumes. Exploration expense increased $17.7 million, primarily due to an increase in the number of leases expiring in the second quarter of 2018. Per unit cash operating expenses decreased 20%.

Adjusted operating income for the quarter, which excludes impairment charges and non-cash derivatives, was $139.2 million higher, primarily due to higher revenue, partially offset by higher expenses.

EQT MIDSTREAM PARTNERS, LP (EQM)

The second quarter 2018 financial results for EQM were released today and provide operational results, as well as updates on significant midstream projects under development by EQM. EQM’s news release is available at www.eqtmidstreampartners.com. The summary results are:

EQM Gathering Financial Results

	Three Months Ended
	June 30,
($ millions)	2018	2017	Difference
Operating revenue	$180.6	$112.1	$68.5
Operating expenses	$59.0	$28.7	$30.3
Operating income	$121.6	$83.4	$38.2

Operating income increased 46% in the second quarter 2018 compared to second quarter 2017, primarily driven by higher revenue from the acquisition of EQT’s retained midstream assets and production development in the Marcellus Shale partly offset by higher operating costs. Revenue from firm reservation fees represented 62% of total revenue during the quarter.

Operating expenses were $30.3 million higher due to additional assets acquired and placed in-service.

EQM Transmission Financial Results

	Three Months Ended
	June 30,
($ millions)	2018	2017	Difference
Operating revenue	$89.1	$84.7	$4.4
Operating expenses	$28.5	$26.8	$1.7
Operating income	$60.6	$57.9	$2.7

The increase in operating income in the second quarter 2018 compared to second quarter 2017 was primarily due to higher contractual rates on existing contracts with third parties and affiliates. Revenue from firm reservation fees represented 92% of total revenue during the quarter.

Operating expenses were $1.7 million higher, primarily as a result of increased SG&A expense.

Mountain Valley Pipeline Update

Mountain Valley Pipeline, LLC (MVP JV) has modified its construction schedule for the Mountain Valley Pipeline (MVP) and now anticipates a first quarter 2019 in-service date. The 303-mile pipeline is estimated to cost $3.5 - $3.7 billion, with EQM funding its 45.5% proportional share.

OTHER BUSINESS

SpinCo Share Retention

EQT plans to retain 19.9% of the shares of the new midstream company (SpinCo) that will be spun-off to EQT shareholders. EQT currently plans to dispose its retained SpinCo shares after the spin-off. The proceeds from the sale of SpinCo shares will be used to reduce EQT’s post-spin debt and to fund the stock buyback program.

EQT Stock Buyback

During the second quarter 2018, EQT repurchased 700,000 shares of EQT common stock at an average price of $55.25. The Board authorized an additional $500 million EQT stock buyback program, effective immediately.

Streamlining Transactions

The Company completed its previously announced plan to streamline its midstream structure, including:

  On July 23, 2018, EQM acquired Rice Midstream Partners LP (RMP) in a unit-for-unit merger at an exchange ratio of 0.3319x. EQM also repaid $260 million of RMP debt.
  On June 25, 2018, EQM completed its offering of $2.5 billion in aggregate principal of three tranches of senior notes.
  On May 22, 2018, EQT sold all of its RMP incentive distribution rights to EQT GP Holdings, LP (EQGP) for 36.3 million EQGP common units.
  On May 22, 2018, EQM acquired EQT’s retained midstream assets for $1.15 billion in cash and 5.9 million EQM common units (May 2018 Acquisition).
  On May 1, 2018, EQM acquired Gulfport Energy Corporation’s 25% ownership interest in the Strike Force Gathering System for $175 million in cash.

As a result of the drop down of retained midstream assets to EQM, EQT recast its segment information to retrospectively reflect the pre-acquisition results as if the entities were owned by EQM as of November 13, 2017, the date they were acquired from Rice.

Huron Sale

On July 18, 2018, EQT completed the sale of its non-core Huron assets located in Southern Appalachia to Diversified Gas and Oil PLC, for $575 million cash. The transaction also relieved EQT of approximately $200 million of plugging and other liabilities associated with the assets. EQT retained the deep drilling rights across the acreage. EQT is reiterating 2018 production sales volume guidance after adjusting for the approximately 35 Bcfe reduction related to this sale.

As a result of the Huron Sale, the Company expects to record an additional impairment/loss on sale of long-lived assets of up to $275 million during the second half of 2018, associated with certain capacity contracts that the Company will no longer have existing production to satisfy and does not plan to utilize in the future.

Permian Sale

On June 19, 2018, EQT completed the sale of its Permian Basin assets located in Texas for $64 million cash. The transaction also relieved EQT of approximately $40 million of related plugging and other liabilities.

EQM and EQGP Distributions

On July 24, 2018, EQM approved a cash distribution to its unitholders of $1.09 per unit for the second quarter 2018. The quarterly distribution is 2% higher than the first quarter 2018 and 17% higher than the second quarter 2017.

EQGP approved a cash distribution to its unitholders of $0.306 per unit for the second quarter 2018. The quarterly distribution is 19% higher than the first quarter 2018 and 46% higher than the second quarter 2017.

Due to the timing of the RMP merger, RMP will not declare a cash distribution for the second quarter 2018.

Calculation of Net Income Attributable to Non-controlling Interest (NCI)

The results of EQGP, EQM, RMP and Strike Force Midstream LLC (Strike Force) are consolidated in EQT’s results. For the second quarter 2018, EQT’s results reflected earnings of $118.5 million, or $0.45 per diluted share, attributable to the publicly held partnership interests and the minority interest in Strike Force.

	Three Months Ended June 30, 2018
	Unitholder interest in net	Non-controlling	NCI interest in
(millions)	income (a)	interest (NCI)(b)	EQT earnings
EQM	$93.0	69.9%	$65.0
EQGP	$91.9	9.4%	$8.6
RMP	$61.2	71.9%	$44.0
Strike Force (c)	$3.5	25.0%	$0.9
Total			$118.5
a)	Excludes pre-acquisition net income allocated to EQT and incentive distribution rights.
b)	Weighted average calculation for the three months ended June 30, 2018.
c)	On May 1, 2018, EQM acquired the remaining 25% limited liability company interest in Strike Force Gathering System. As a result, EQM owned 100% of Strike Force Gathering System effective as of May 1, 2018. Therefore, Strike Force includes April activity only.

Hedging

As of July 23, 2018, the approximate volumes and prices of the Company’s derivative commodity instruments hedging sales of produced gas for 2018 through 2020 were:

	2018(a)	2019	2020
NYMEX Swaps
Total Volume (Bcf)	368	471		365
Average Price per Mcf (NYMEX)	$3.08	$2.99		$2.99

Collars
Total Volume (Bcf)	62	73		−
Average Floor Price per Mcf (NYMEX)	$3.28	$3.12	$	−
Average Cap Price per Mcf (NYMEX)	$3.79	$3.60	$	−

Puts (Long)
Total Volume (Bcf)	4	3		−
Average Floor Price per Mcf (NYMEX)	$2.97	$3.15	$	−
(a)	July-December 2018
•	The Company sold calendar year 2018, 2019, and 2020 calls for approximately 53, 102, and 127 Bcf, at strike prices of $3.46, $3.53, and $3.46 per Mcf, respectively. The Company purchased calendar year 2018, 2019, and 2020 calls for approximately 29, 48, and 35 Bcf at strike prices of $3.30, $3.37, and $3.36 per Mcf, respectively.
•	The Company sold calendar year 2018 and 2019 puts for approximately 6 and 3 Bcf at strike prices of $2.92 and $3.15 per Mcf, respectively.
•	The average price is based on a conversion rate of 1.05 MMBtu/Mcf.

Well Statistics

Wells Drilled (spud)

	Marcellus	Upper Devonian	Ohio Utica (net)
Q2 2018	35	3	10
2018 Forecast	115 - 120	5	20 - 25
Q3 2018 Forecast	30 - 35	0	2 - 4
•	Q2 2018 average lateral lengths: Marcellus 16,200; Upper Devonian 13,300; Ohio Utica 12,200
•	The 2018 forecast average lateral lengths: Marcellus 13,600; Upper Devonian 14,400; Ohio Utica 11,700

Wells Turned-in-line (TIL)

	Marcellus	Upper Devonian	Ohio Utica (net)
Q2 2018	44	5	5
2018 Forecast	160 - 170	20 - 25	20 - 25
Q3 2018 Forecast	63 - 68	3 - 5	7 - 12
•	Q2 2018 average lateral lengths: Marcellus 8,100; Upper Devonian 11,500; Ohio Utica 10,500
•	The 2018 forecast average lateral lengths: Marcellus 8,700; Upper Devonian 11,300; Ohio Utica 11,500

Marcellus Horizontal Well Status (cumulative since inception)*

	As of	As of	As of	As of	As of
	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Wells drilled (spud)	1,791	1,763	1,743	1,288	1,259
Wells online	1,482	1,444	1,424	1,060	1,028
Wells complete, not online	40	35	21	21	15
Wells drilled, uncompleted	269	284	298	207	216
*	Totals may differ from previous presentations to account for acquisitions, dispositions, wells plugged, or changes in target formation to / from Marcellus.

Ohio Utica Horizontal Well Status*

	As of	As of	As of
	6/30/18	3/31/18	12/31/17
Wells drilled (spud)	253	243	227
Wells online	205	203	189
Wells complete, not online	14	2	5
Wells drilled, uncompleted	34	38	33
*	Totals may differ from previous presentations to account for acquisitions, dispositions, or wells plugged.

Operating Income (Loss)

The Company reports operating income (loss) by segment in this news release. Other income, interest, income taxes, and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments.

The following table reconciles operating income (loss) by segment, as reported in this news release, to the consolidated operating income (loss) reported in the Company’s financial statements:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2018	2017	2018	2017
Operating income (loss):
EQT Production (a)	$(79,846)	$52,884	$(2,005,645)	$310,433
EQM Gathering	121,631	83,425	252,513	157,129
EQM Transmission	60,642	57,863	140,093	129,467
RMP Gathering	39,614	−	83,709	−
RMP Water	23,981	−	35,351	−
Unallocated expense and intersegment eliminations (b)	(66,053)	(4,045)	(129,568)	(15,926)
Operating (loss) income	$99,969	$190,127	$(1,623,547)	$581,103
(a)	Impairment of long-lived assets of $0.1 billion and $2.4 billion for the three and six months ended June 30, 2018, respectively, is included in EQT Production operating income.
(b)	Unallocated expenses consist of compensation expense and administrative costs, including transaction costs of $19.7 million for the three months ended June 30, 2018, and $54.5 million for the six months ended June 30, 2018. Intersegment eliminations include the profit on water services that are provided to EQT Production and capitalized as part of development costs of $24.9 million for the three months ended June 30, 2018, and $47.5 million for the six months ended June 30, 2018.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (adjusted EPS)

Adjusted net income (loss) attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income (loss) attributable to EQT and adjusted EPS should not be considered as alternatives to net income attributable to EQT or earnings per diluted share (EPS) presented in accordance with GAAP. Adjusted net income (loss) attributable to EQT as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, asset and lease impairments, transaction costs and certain other items that impact comparability between periods. Management utilizes adjusted net income (loss) attributable to EQT to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the income from natural gas sales is not impacted by the often-volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Management believes that adjusted net income (loss) attributable to EQT as presented provides useful information for investors for evaluating period-over-period earnings.

The table below reconciles adjusted net income (loss) attributable to EQT and adjusted EPS with net income attributable to EQT and EPS as derived from the statements of consolidated operations.

	Three Months Ended
	June 30,
(thousands, except per share information)	2018	2017
Net (loss) income attributable to EQT, as reported	$17,806	$41,126
Add back / (deduct):
Asset and lease impairments	137,643	2,264
Transaction costs	25,959	5,054
Loss (gain) on derivatives not designated as hedges	53,897	(46,326)
Net cash settlements received (paid) on derivatives not designated as hedges	25,513	(11,191)
Premiums received for derivatives that settled during the period	237	532
Tax impact of non-GAAP items*	(54,050)	19,966
Loss limitation impact on effective tax rate**	(90,708)	−
Adjusted net income attributable to EQT	$116,297	$11,425
Diluted weighted average common shares outstanding	265,154	173,582
Diluted EPS, as adjusted	$0.44	$0.07
*	Blended tax rates of 22.2% and 40.2% were applied to the items under the caption “Add back (deduct)” for the three months ended June 30, 2018 and 2017, respectively. This represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net income attributable to EQT.
**	The tax benefit that may be recorded in any quarter is limited to the amount of benefit expected for the entire year. As a result, the tax benefit recorded in the first quarter 2018 was the entire benefit forecast for the year at March 31, 2018. At June 30, 2018 the forecast tax benefit for year was higher than at March 31, 2018, primarily as a result of lower commodity price forecasts for the second half of the year. As a result, the Company recorded an additional tax benefit in the second quarter.

Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT and Adjusted Operating Cash Flow Attributable to EQT Production

Operating cash flow, adjusted operating cash flow attributable to EQT and adjusted operating cash flow attributable to EQT Production are non-GAAP supplemental financial measures that are presented as indicators of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred. Adjusted operating cash flow attributable to EQT is EQT’s net cash provided by operating activities, less changes in other assets and liabilities, adjusted to exclude EQM and RMP adjusted EBITDA, plus EQM and RMP interest expense plus the EQGP, RMP and EQM cash distributions payable to EQT. Prior to EQT’s 2018 operational forecast announcement in December 2017, the Company’s calculation of adjusted operating cash flow attributable to EQT did not include the addition of EQM’s and RMP’s interest expense. The Company believes it is preferable to present this non-GAAP supplemental financial measure with this adjustment as it better reflects EQT’s cash flows by excluding the cost of debt for EQM and RMP. EQT has recast all periods presented to be consistent with this change in the definition of adjusted operating cash flow attributable to EQT. Management believes that removing the impact on operating cash flows of the public unitholders of EQGP, EQM and RMP that is otherwise required to be consolidated in EQT’s results provides useful information to an EQT investor. As used in this news release, adjusted operating cash flow attributable to EQT Production means the EQT Production segment’s total operating revenues less the EQT Production segment’s cash operating expense, less gains (losses) on derivatives not designated as hedges, plus net cash settlements received (paid) on derivatives not designated as hedges, plus premiums received (paid) for derivatives that settled during the period, plus EQT Production asset impairments (if applicable). Operating cash flow, adjusted operating cash flow attributable to EQT, and adjusted operating cash flow attributable to EQT Production should not be considered as alternatives to net cash provided by operating activities presented in accordance with GAAP. The table below reconciles operating cash flow and adjusted operating cash flow attributable to EQT with net cash provided by operating activities, as derived from the statements of consolidated cash flows to be included in EQT’s report on Form 10-Q for the three and six months ended June 30, 2018.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$636,712	$294,177	$1,541,124	$808,994
Add back / (deduct)
Changes in other assets and liabilities	54,264	42,520	54,504	(24,965)
Operating cash flow (a non-GAAP measure)	$690,976	$336,697	$1,595,628	$784,029
(Deduct) / add back:
EQM adjusted EBITDA(1)	(209,508)	(165,238)	(413,939)	(333,902)
RMP adjusted EBITDA(1)	(79,693)	−	(149,227)	−
EQM net interest expense	20,683	8,662	31,399	16,588
RMP net interest expense	2,380	−	4,334	−
Cash distribution payable to EQT from EQGP(2)	84,459	50,340	146,305	96,126
Cash distribution payable to EQT from RMP(3)	−	−	13,121	−
Cash distribution payable to EQT from EQM(4)	16,823	−	16,823	−
Adjusted operating cash flow attributable to EQT	$526,120	$230,461	$1,244,444	$562,841
(1)	EQM adjusted EBITDA and RMP adjusted EBITDA are non-GAAP supplemental financial measures reconciled in this section.
(2)	Cash distribution payable to EQT for the three and six months ended June 30, 2018 and 2017, represents the distribution payable from EQGP to EQT related to the respective period.
(3)	Due to the timing of the RMP merger, RMP will not declare a cash dividend for the second quarter 2018.
(4)	Cash distribution payable to EQT for the three and six months ended June 30, 2018, represents the distribution payable from EQM to EQT after the drop down of retained midstream assets in the second quarter 2018.

EQT has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow attributable to EQT or EQT Production to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. EQT is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. EQT is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, three or more months in advance. Furthermore, EQT does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow attributable to EQT and EQT Production, as applicable. Natural gas prices are volatile and out of EQT’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, EQT is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow attributable to EQT and EQT Production to projected net cash provided by operating activities, without unreasonable effort.

EQT Production Adjusted Operating Revenue

The table below reconciles EQT Production adjusted operating revenues, a non-GAAP supplemental financial measure, to EQT Production total operating revenue, as reported in the EQT Production Results of Operations, its most directly comparable financial measure calculated in accordance with GAAP. Refer to the Financial Information by Business Segment footnote to be included in EQT’s report on Form 10-Q for the three and six months ended June 30, 2018, for a reconciliation of EQT Production total operating revenue to EQT Corporation total operating revenue.

EQT Production adjusted operating revenue (also referred to as total natural gas & liquids sales, including cash settled derivatives) is presented because it is an important measure used by the Company’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating revenue as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement and the revenue impact of certain pipeline and net marketing services. Management utilizes EQT Production adjusted operating revenue to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus does not impact the revenue from natural gas sales with the often-volatile fluctuations in the fair value of derivatives prior to settlement. EQT Production adjusted operating revenue also excludes "Pipeline and net marketing services" because management considers this revenue to be unrelated to the revenue for its natural gas and liquids production. EQT Production "Pipeline and net marketing services" includes revenue for gathering services provided to third-parties, as well as both the cost of and recoveries on third-party pipeline capacity not used for EQT Production sales volume. Management further believes that EQT Production adjusted operating revenue, as presented, provides useful information to investors for evaluating period-over-period earnings trends.

Calculation of EQT Production	Three Months Ended		Six Months Ended
Adjusted Operating Revenue	June 30,		June 30,
(thousands)	2018	2017	2018	2017
EQT Production total operating revenue, as reported on segment page	$950,648	$631,101	$2,262,684	$1,459,763
Add back / (deduct):
Loss (gain) on derivatives not designated as hedges	53,897	(46,326)	(8,695)	(187,068)
Net cash settlements received (paid) on derivatives not designated as hedges	25,513	(11,191)	(13,116)	(20,158)
Premiums received for derivatives that settled during the period	237	532	471	1,058
Pipeline and net marketing services	(13,180)	(8,061)	(36,250)	(22,516)
EQT Production adjusted operating revenue, a non-GAAP measure	$1,017,115	$566,055	$2,205,094	$1,231,079
Total sales volumes (MMcfe)	362,540	198,080	719,545	388,014
Average realized price ($/Mcfe)	$2.81	$2.86	$3.06	$3.17

EQT Production Adjusted Operating Income (Loss)

The table below reconciles EQT Production adjusted operating income (loss), a non-GAAP supplemental financial measure, to EQT Production operating (loss) income, as reported in the EQT Production Results of Operations. Refer to the Operating Income (Loss) section in this news release for a reconciliation of EQT Production total operating (loss) income to EQT Corporation total operating income (loss), as reported.

EQT Production adjusted operating income (loss) is presented because it is an important measure used by EQT’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating income (loss) should not be considered as an alternative to EQT Corporation operating income (loss) presented in accordance with GAAP. EQT Production adjusted operating income (loss) excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement and asset and lease impairments. Management utilizes EQT Production adjusted operating income (loss) to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus the income from natural gas sales is not impacted by the often volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes certain other items that affect the comparability of results and are not indicative of trends in the ongoing business. Management believes that EQT Production adjusted operating income (loss) as presented provides useful information for investors for evaluating period-over-period earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2018	2017	2018	2017
EQT Production operating (loss) income, as reported on segment page	$(79,846)	$52,884	$(2,005,645)	$310,433
Add back / (deduct):
Loss (gain) on derivatives not designated as hedges	53,897	(46,326)	(8,695)	(187,068)
Net cash settlements received (paid) on derivatives not designated as hedges	25,513	(11,191)	(13,116)	(20,158)
Premiums received for derivatives that settled during the period	237	532	471	1,058
Asset and lease impairments	137,643	2,264	2,470,567	4,101
EQT Production adjusted operating income (loss)	$137,444	$(1,837)	$443,582	$108,366

EQM Adjusted EBITDA

EQM adjusted EBITDA means EQM’s net income plus EQM’s net interest expense, depreciation, amortization of intangible assets, preferred interest payments, non-cash long-term compensation expense and transaction costs less EQM’s equity income, AFUDC-equity and adjusted EBITDA of assets prior to acquisition. EQM adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in relation to:

  EQT's operating performance as compared to other companies in its industry;
  the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors;
  EQT's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT believes that EQM adjusted EBITDA provides useful information to investors in assessing the impact of the noncontrolling interest in EQM on EQT's financial condition and results of operations. EQM adjusted EBITDA should not be considered as an alternative to EQM’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. EQM adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect EQM's net income. Additionally, because adjusted EBITDA may be defined differently by other companies in EQT's or EQM's industries, the definition of EQM adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles EQM adjusted EBITDA with EQM’s net income, as derived from the statements of consolidated operations to be included in EQM’s report on Form 10-Q for the three and six months ended June 30, 2018.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2018	2017	2018	2017
Net income attributable to EQM	$172,619	$139,139	$379,452	$282,335
Add:
Net interest expense	20,683	8,662	31,399	16,588
Depreciation	28,076	21,400	55,461	41,947
Amortization of intangible assets	10,387	-	20,773	−
Preferred interest payments	2,746	2,746	5,492	5,492
Non-cash long-term compensation expense	−	−	331	225
Transaction costs (1)	3,424	−	3,424	−
Less:
Equity income	(10,938)	(5,111)	(19,749)	(9,388)
AFUDC - equity	(1,072)	(1,598)	(2,137)	(3,297)
Adjusted EBITDA attributable to the May 2018 Acquisition (2)	(16,417)	−	(60,507)	−
EQM Adjusted EBITDA	$209,508	$165,238	$413,939	$333,902
(1)	There were no transaction costs for the three and six months ended June 30, 2017.
(2)	Adjusted EBITDA attributable to the May 2018 Acquisition for the period prior to May 1, 2018 was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by the May 2018 Acquisition prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM's unitholders. Adjusted EBITDA attributable to the May 2018 Acquisition for the three and six months ended June 30, 2018 was calculated as net income of $11.4 million and $41.0 million, respectively, plus depreciation of $1.6 million and $5.8 million, respectively, plus amortization of intangible assets of $3.5 million and $13.8 million, respectively, less interest income of less than $0.1 million and $0.1 million, respectively.

RMP Adjusted EBITDA

RMP adjusted EBITDA means RMP’s net income plus RMP’s net interest expense, depreciation expense, non-cash compensation expense and transaction costs. RMP adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in relation to:

  EQT's operating performance as compared to other companies in its industry;
  the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors;
  EQT's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT believes that RMP adjusted EBITDA provides useful information to investors in assessing the impact of the noncontrolling interest in RMP on EQT's financial condition and results of operations. RMP adjusted EBITDA should not be considered as an alternative to RMP’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. RMP adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect RMP's net income. Additionally, because adjusted EBITDA may be defined differently by other companies in EQT's or RMP's industries, the definition of RMP adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles RMP adjusted EBITDA with RMP’s net income.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(thousands)	2018	2017		2018	2017
Net income attributable to RMP	$61,213	$	−	$114,730	$	−
Add:
Net interest expense	2,380		−	4,334		−
Depreciation expense	14,034		−	27,929		−
Non-cash long-term compensation expense	140		−	308		−
Transaction costs	1,926		−	1,926		−
RMP Adjusted EBITDA	$79,693	$	−	$149,227	$	−

Second quarter 2018 Webcast Information

The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com, and on the investor information page of the Company’s web site at ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP and EQT GP Holdings, LP, for which EQT Corporation is the parent company, will also host a joint conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT owns the general partner interest and a 91% limited partner interest in EQT GP Holdings, LP. EQT GP Holdings, LP owns the general partner interest, all the incentive distribution rights, and a portion of the limited partner interest in EQT Midstream Partners, LP;.

Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

About EQT Midstream Partners

EQT Midstream Partners, LP (EQM) is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. As the third largest gatherer of natural gas in the United States, EQM provides midstream services to EQT Corporation and third-party companies through its strategically located natural gas transmission, storage, and gathering systems, and water services to support energy development and production in the Marcellus and Utica regions. EQM owns approximately 950 miles of FERC-regulated interstate pipelines and approximately 2,130 miles of high-and low-pressure gathering lines.

For more information on EQM, visit our website at www.eqtmidstreampartners.com

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns the general partner interest and a 91% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at http://ir.eqt.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, type, average length-of-pay or lateral length and location of wells to be drilled and number and type of drilling rigs); projected natural gas prices, basis and average differential; total resource potential, reserves and EUR; projected Company and third party production sales volume and growth rates (including liquids sales volume and growth rates); projected unit costs and well costs; projected pipeline and net marketing services revenues; projected gathering and transmission volume and growth rates; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the cost, capacity, timing of regulatory approvals and anticipated in-service date of the MVP project; the ultimate terms, partners and structure of the MVP Joint Venture; technology (including drilling and completion techniques); acquisition transactions; the projected general and administrative savings, capital efficiency savings and other operating efficiencies and synergies resulting from the acquisition of Rice (the Rice Merger) and the midstream streamlining transactions, and the Company’s ability to achieve the anticipated synergies and efficiencies; monetization transactions, including asset sales, joint ventures or other transactions involving the Company’s assets; the impact and outcome of pending and future litigation; whether the separation of the Company’s production and midstream businesses (the Separation) will be completed and the timing of the Separation; the projected cash flows resulting from the Company’s partnership interests in EQGP and EQM; internal rate of return (IRR) and returns per well; projected capital contributions and expenditures; potential future impairments of the Company’s assets; liquidity and financing requirements, including funding sources and availability; changes in the Company’s or EQM’s credit ratings; projected net income attributable to noncontrolling interests, adjusted operating cash flow attributable to EQT, adjusted operating cash flow attributable to EQT Production, EBITDA, revenues and cash-on-hand; hedging strategy; the effects of government regulation; the amount and timing of any repurchases under the Company’s stock buyback program; projected dividend and distribution amounts and rates; and tax position, projected effective tax rate and the impact of changes in tax laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2017 as filed with the SEC, as updated by any subsequent Form 10-Qs

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQGP and its subsidiaries, including EQM, and RMP is derived from publicly available information published or to be published by the partnerships.

2018 GUIDANCE

See the Non-GAAP Disclosures section for important information regarding the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide projections of its 2018 net cash provided by operating activities, the most comparable financial measure to adjusted operating cash flow attributable to EQT and EQT Production, calculated in accordance with GAAP.

PRODUCTION	Q3 2018	2nd half 2018
Total production sales volume (Bcfe)	370 – 380	770 – 790
Liquids sales volume, excluding ethane (Mbbls)	2,580 –2,700	5,125 – 5,275
Ethane sales volume (Mbbls)	1,220 – 1,320	2,500 – 2,650
Total liquids sales volume (Mbbls)	3,800 – 4,020	7,625 – 7,925

Marcellus / Utica Rigs		8 – 10
Top-hole rigs		3 – 4
Frac Crews		6 – 10

Unit Costs ($ / Mcfe)
Gathering to EQM and RMP		$0.50 – 0.52
Transmission to EQM		$0.11 – 0.13
Third-party gathering and transmission		$0.39 – 0.41
Processing		$0.08 – 0.10
LOE, excluding production taxes		$0.05 – 0.07
Production taxes		$0.05 – 0.07
SG&A		$0.09 – 0.11
DD&A		$1.05 – 1.07
Development costs ($ / Mcfe)		$0.40 – 0.42
Average differential ($ / Mcf)	$(0.60) – (0.50)	$(0.50) – (0.35)
Pipeline and net marketing services ($MM)	$0 – 5	$0 – 5

FINANCIAL ($MM)
Net income attributable to noncontrolling interest ($MM)	$110 – 120	$255 – 265

ADJUSTED OPERATING CASH FLOW ($MM)		Full-year 2018
Adjusted operating cash flow attributable to EQT Production		$2,300 – 2,400
Distributions to EQT from EQM, EQGP and RMP		$350 – 400
Interest, taxes, and other items		$0 – 50
Adjusted operating cash flow attributable to EQT		$2,700 – 2,800

Based on current NYMEX natural gas prices of $2.86
Adjusted operating cash flow does not include the proceeds, costs or tax impacts of the separation.

EQT CORPORATION AND SUBSIDIARIES
Statements of Consolidated Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018 (a)	2017	2018 (a)	2017
	(Thousands except per share amounts)
Revenues:
Sales of natural gas, oil and NGLs	$991,365	$576,714	$2,217,739	$1,250,179
Pipeline, water and net marketing services	117,203	65,702	261,820	145,664
(Loss) gain on derivatives not designated as hedges	(53,897)	46,326	8,695	187,068
Total operating revenues	1,054,671	688,742	2,488,254	1,582,911

Operating expenses:
Transportation and processing	200,050	134,818	390,190	268,524
Operation and maintenance	25,302	18,315	52,326	35,132
Production	47,881	44,276	106,720	89,948
Exploration	21,182	3,481	26,286	6,603
Selling, general and administrative	77,813	52,670	130,428	124,628
Depreciation and depletion	417,672	240,817	855,565	472,735
Impairment / loss on sale of long-lived assets	118,114	–	2,447,159	–
Transaction costs	25,959	4,238	61,670	4,238
Amortization of intangible assets	20,729	–	41,457	–
Total operating expenses	954,702	498,615	4,111,801	1,001,808

Operating income (loss)	99,969	190,127	(1,623,547)	581,103

Other income	11,752	6,305	21,337	9,354
Interest expense	77,004	44,078	147,017	86,733
Income (loss) before income taxes	34,717	152,354	(1,749,227)	503,724
Income tax (benefit) expense	(101,629)	29,709	(440,594)	130,374
Net income (loss)	136,346	122,645	(1,308,633)	373,350
Less: Net income attributable to noncontrolling interests	118,540	81,519	259,555	168,232
Net income (loss) attributable to EQT Corporation	$17,806	$41,126	$(1,568,188)	$205,118

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	265,030	173,462	264,920	173,320
Net income (loss)	$0.07	$0.24	$(5.92)	$1.18

Diluted:
Weighted average common stock outstanding	265,154	173,582	264,920	173,525
Net income (loss)	$0.07	$0.24	$(5.92)	$1.18
Dividends declared per common share	$0.03	$0.03	$0.06	$0.06
(a)	For the three months and six months ended June 30, 2018, the EQT Statements of Consolidated Operations include the results of operations acquired in the Rice Merger, which occurred on November 13, 2017.

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION
	Three Months Ended		Six Months Ended
	June 30,		June 30,
in thousands (unless noted)	2018 (e)	2017	2018 (e)	2017
NATURAL GAS
Sales volume (MMcf)	334,135	167,682	663,539	332,146
NYMEX price ($/MMBtu) (a)	$2.80	$3.18	$2.89	$3.25
Btu uplift	0.18	0.26	0.19	0.27
Natural gas price ($/Mcf)	$2.98	$3.44	$3.08	$3.52

Basis ($/Mcf) (b)	(0.42)	(0.60)	(0.15)	(0.39)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	(0.01)	(0.04)	(0.08)	–
Average differential, including cash settled basis swaps ($/Mcf)	$(0.43)	$(0.64)	$(0.23)	$(0.39)

Average adjusted price ($/Mcf)	$2.55	$2.80	$2.85	$3.13
Cash settled derivatives (cash flow hedges) ($/Mcf)	–	0.02	–	0.01
Cash settled derivatives (not designated as hedges) ($/Mcf)	0.09	(0.02)	0.07	(0.05)
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.64	$2.80	$2.92	$3.09
Natural gas sales, including cash settled derivatives	$884,543	$469,165	$1,939,608	$1,028,364

LIQUIDS
NGLs (excluding ethane):
Sales volume (MMcfe) (c)	18,944	18,895	37,335	36,035
Sales volume (Mbbls)	3,157	3,149	6,222	6,006
Price ($/Bbl)	$36.39	$24.03	$36.94	$27.54
Cash settled derivatives (not designated as hedges) ($/Bbl)	(0.91)	(0.32)	(1.06)	(0.43)
Average NGL price, including cash settled derivatives ($/Bbl)	$35.48	$23.71	$35.88	$27.11

NGL sales	112,034	$74,653	$223,270	$162,850
Ethane:
Sales volume (MMcfe) (c)	8,414	9,771	16,411	16,744
Sales volume (Mbbls)	1,402	1,629	2,735	2,791
Price ($/Bbl)	$7.67	$6.76	$7.78	$6.72
Ethane sales	10,754	$11,007	$21,286	$18,739
Oil:
Sales volume (MMcfe) (c)	1,047	1,732	2,260	3,089
Sales volume (Mbbls)	175	289	377	515
Price ($/Bbl)	$56.04	$38.91	$55.56	$41.04
Oil sales	9,784	$11,230	$20,930	$21,126

Total liquids sales volume (MMcfe) (c)	28,405	30,398	56,006	55,868
Total liquids sales volume (Mbbls)	4,734	5,067	9,334	9,312

Liquids sales	$132,572	$96,890	$265,486	$202,715

TOTAL PRODUCTION
Total natural gas & liquids sales, including cash settled derivatives (d)	$1,017,115	$566,055	$2,205,094	$1,231,079
Total sales volume (MMcfe)	362,540	198,080	719,545	388,014

Average realized price ($/Mcfe)	$2.81	$2.86	$3.06	$3.17
(a)	The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $2.80 and $3.18 for the three months ended June 30, 2018 and 2017, respectively, and $2.90 and $3.25 for the six months ended June 30, 2018 and 2017, respectively).
(b)	Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Also referred to in this report as EQT Production adjusted operating revenues, a non–GAAP supplemental financial measure.
(e)	EQT Production includes the results of production operations acquired in the Rice Merger, which occurred on November 13, 2017.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018 (a)	2017	2018 (a)	2017
OPERATIONAL DATA
Sales volume detail (MMcfe):
Marcellus (b)	294,129	175,103	582,902	341,472
Ohio Utica	47,796	121	95,306	251
Other	20,615	22,856	41,337	46,291
Total production sales volumes (c)	362,540	198,080	719,545	388,014

Average daily sales volumes (MMcfe/d)	3,984	2,177	3,975	2,144

Average realized price ($/Mcfe)	$2.81	$2.86	$3.06	$3.17

Gathering to EQM Gathering and RMP Gathering ($/Mcfe)	$0.49	$0.48	$0.50	$0.48
Transmission to EQM Transmission ($/Mcfe)	$0.13	$0.22	$0.13	$0.23
Third party gathering and transmission ($/Mcfe)	$0.42	$0.44	$0.42	$0.46
Processing ($/Mcfe)	$0.13	$0.24	$0.13	$0.23
Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.08	$0.13	$0.09	$0.13
Production taxes ($/Mcfe)	$0.06	$0.09	$0.06	$0.10
Production depletion ($/Mcfe)	$1.00	$1.04	$1.03	$1.04

Depreciation and depletion(thousands):
Production depletion	$362,819	$205,524	$743,283	$402,986
Other depreciation and depletion	11,963	13,687	27,352	27,322
Total depreciation and depletion	$374,782	$219,211	$770,635	$430,308

Capital expenditures (thousands) (d)	$739,183	$455,721	$1,369,941	$1,401,179

FINANCIAL DATA (thousands)
Revenues:
Sales of natural gas, oil and NGLs	$991,365	$576,714	$2,217,739	$1,250,179
Pipeline and net marketing services	13,180	8,061	36,250	22,516
(Loss) gain on derivatives not designated as hedges	(53,897)	46,326	8,695	187,068
Total operating revenues	950,648	631,101	2,262,684	1,459,763

Operating expenses:
Gathering	194,751	110,965	388,369	217,880
Transmission	187,158	116,209	365,174	234,805
Processing	46,160	46,819	91,183	89,579
LOE, excluding production taxes	27,457	25,917	61,589	51,111
Production taxes	20,406	18,359	44,908	38,837
Exploration	21,182	3,481	26,286	6,603
Selling, general and administrative (SG&A)	40,484	37,256	73,026	80,207
Depreciation and depletion	374,782	219,211	770,635	430,308
Impairment/loss on sale of long–lived assets	118,114	–	2,447,159	–
Total operating expenses	1,030,494	578,217	4,268,329	1,149,330
Operating (loss) income	$(79,846)	$52,884	$(2,005,645)	$310,433
(a)	Operational data for EQT Production includes results of operations for production operations acquired from Rice , which occurred on November 13, 2017. Results have been recast for the May 2018 acquisition and reflect the results of the assets sold to EQM as though they were owned by EQM since acquired from Rice.
(b)	Includes Upper Devonian wells.
(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Expenditures for segment assets in the EQT Production segment included $41.3 million and $47.0 million for fill–ins and bolt–ons associated with legacy EQT acreage for the three months ended June 30, 2018 and 2017, respectively, and $78.1 million and $89.7 million for fill-ins and bolt–ons associated with legacy EQT acreage for the six months ended June 30, 2018 and 2017, respectively. The three and six months ended June 30, 2017 included $141.7 million and $811.2 million of cash capital expenditures for acquisitions, respectively, and $9.7 million of non–cash capital expenditures for the six months ended June 30, 2017, related to acquisitions.

EQM GATHERING
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018 (a)	2017	2018 (a)	2017
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$111,702	$101,858	$221,635	$196,129
Volumetric based fee revenues:
Usage fees under firm contracts (b)	9,956	6,479	22,064	11,300
Usage fees under interruptible contracts (c)	58,958	3,808	116,545	7,045
Total volumetric based fee revenues	68,914	10,287	138,609	18,345
Total operating revenues	180,616	112,145	360,244	214,474

Operating expenses:
Operating and maintenance	15,777	10,293	27,686	20,633
SG&A	17,175	8,872	28,682	18,297
Depreciation	15,646	9,555	30,590	18,415
Amortization of intangible assets	10,387	–	20,773	–
Total operating expenses	58,985	28,720	107,731	57,345

Operating income	$121,631	$83,425	$252,513	$157,129

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity reservation	2,007	1,780	1,986	1,754
Volumetric based services (d)	2,494	281	2,514	253
Total gathered volumes	4,501	2,061	4,500	2,007

Capital expenditures	$139,099	$53,708	$252,297	$102,546
(a)	Includes the pre-acquisition results of the May 2018 Acquisition. The recast is for the period the acquired businesses were under the common control of EQT, which began on November 13, 2017 as a result of the Rice Merger.
(b)	Includes fees on volumes gathered in excess of firm contracted capacity.
(c)	Includes volumes from contracts under which EQM has agreed to hold capacity available but for which it does not receive a capacity reservation fee.
(d)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

EQM TRANSMISSION
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$82,222	$79,512	$179,997	$171,786
Volumetric based fee revenues:
Usage fees under firm contracts (a)	4,828	3,503	8,650	6,360
Usage fees under interruptible contracts	2,095	1,655	7,432	4,267
Total volumetric based fee revenues	6,923	5,158	16,082	10,627
Total operating revenues	89,145	84,670	196,079	182,413

Operating expenses:
Operating and maintenance	8,810	8,022	16,361	14,499
SG&A	7,263	6,940	14,754	14,915
Depreciation	12,430	11,845	24,871	23,532
Total operating expenses	28,503	26,807	55,986	52,946

Operating income	$60,642	$57,863	$140,093	$129,467

Equity Income	$10,938	$5,111	$19,749	$9,388

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,826	2,218	2,821	2,171
Volumetric based services (b)	41	21	41	24
Total transmission pipeline throughput	2,867	2,239	2,862	2,195

Average contracted firm transmission reservation commitments (BBtu per day)
	3,607	3,341	3,873	3,542

Capital expenditures	$27,962	$29,978	$46,891	$51,367
(a)	Includes fees on volumes transported in excess of firm contracted capacity as well as commodity charges and fees on all volumes transported under firm contracts.
(b)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

RMP GATHERING
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018 (a)	2017	2018 (a)	2017
FINANCIAL DATA	(Thousands, other than per day amounts)
Operating revenues:
Gathering revenues	$52,966	$–	$105,696	$–
Compression revenues	9,315	–	18,086	–
Total operating revenues	62,281	–	123,782	–

Operating expenses:
Operation and maintenance expense	7,092	–	10,281	–
General and administrative expense	7,339	–	13,432	–
Depreciation expense	8,236	–	16,360	–
Total operating expenses	22,667	–	40,073	–

Operating income	$39,614	$–	$83,709	$–

OPERATIONAL DATA
Gathered volumes (BBtu/d)	1,708	–	1,703	–
Compression volumes (BBtu/d)	1,313	–	1,281	–

Capital expenditures	$47,358	$–	$68,298	$–
(a)	This table sets forth selected financial and operational data for RMP Gathering. The Company acquired RMP Gathering on November 13, 2017, as part of the Rice Merger.

RMP WATER
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018 (a)	2017	2018 (a)	2017
FINANCIAL DATA	(Thousands, other than per day amounts)
Water services revenues	$42,655	$–	$65,618	$–

Operating expenses:
Operation and maintenance expense	11,591	–	16,302	–
General and administrative expense	1,285	–	2,396	–
Depreciation expense	5,798	–	11,569	–
Total operating expenses	18,674	–	30,267	–

Operating income	$23,981	$–	$35,351	$–

OPERATIONAL DATA
Water services volumes (MMgal)	701	–	1,135	–

Capital expenditures	$7,002	$–	$9,377	$–
(a)	This table sets forth selected financial and operational data for RMP Water. The Company acquired RMP Water on November 13, 2017, as part of the Rice Merger.

CONTACT:
EQT analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
EQT Midstream Partners / EQT GP Holdings analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com